Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services, Inc. Reports

Fourth Quarter and Full Year 2023 Results

BATON ROUGE, La. -- (February 22, 2024) -- H&E Equipment Services, Inc. (NASDAQ: HEES) (“H&E”, or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2023, with record strategic expansion, impressive revenue growth and steady margin appreciation contributing to another year of record financial performance. On October 1, 2021, the Company sold its crane business, (the “Crane Sale”). All results and comparisons for the periods reported are presented on a continuing operations basis with the Crane Sale reported as discontinued operations in certain statements and schedules accompanying this report. Also, on December 15, 2022, the Company sold its Komatsu earthmoving distribution business, resulting in a pre-tax gain of $15.4 million in the fourth quarter of 2022, including $12.9 million recorded as a gain on sale of property and equipment, and $2.5 million as a gain on other, net.

FOURTH QUARTER 2023 SUMMARY WITH A COMPARISON TO FOURTH QUARTER 2022

•
Revenues increased 9.3% to $385.8 million compared to $353.1 million.
•
Net income totaled $53.5 million compared to $51.2 million. The effective income tax rate was 19.4% compared to 26.1%.
•
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) increased 6.5% to $185.2 million compared to $173.9 million. Prior year results included the pre-tax gain associated with the sale of the Komatsu earthmoving distribution business. Adjusted EBITDA margin was 48.0% compared to 49.2%.
•
Total equipment rental revenues were $316.9 million, an increase of $41.2 million, or 14.9%, compared to $275.7 million. Rental revenues were $280.6 million, an increase of $35.6 million, or 14.5%, compared to $245.0 million.

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

•
Sales of rental equipment increased 34.3% to $40.6 million compared to $30.2 million. Margins improved to 66.0% compared to 51.2%.
•
Sales of new equipment totaled $9.8 million, a decline of 54.5% compared to $21.5 million.
•
Gross margin improved to 48.3% compared to 45.1%.
•
Total equipment rental gross margins were 48.2% compared to 47.9%. Rental gross margins were 54.2% compared to 53.1%.
•
Average time utilization (based on original equipment cost) was 68.4% compared to 72.0%. The Company’s rental fleet, based on original equipment cost, ended 2023 at approximately $2.8 billion, representing an 18.3% increase.
•
Average rental rates improved 3.8% from the year-ago quarter and 0.8% on a sequential quarterly basis.
•
Dollar utilization was 40.3% compared to 41.9%.
•
Average rental fleet age on December 31, 2023, was 39.7 months compared to an industry average age of 49.0 months.
•
Paid regular quarterly cash dividend of $0.275 per share of common stock.

Reviewing the Company’s fourth quarter and full year performance, Brad Barber, chief executive officer of H&E, referred to several important developments. Mr. Barber pointed out, “Strong execution of strategic initiatives and resilient non-residential activity resulted in healthy financial metrics throughout the year. Total revenues in the fourth quarter improved 9.3% compared to the year-ago quarter, while rental revenues grew 14.5% over the same period, resulting in a rental margin of approximately 54.2%. For the full year, total revenues set a Company record of just under $1.5 billion, representing an 18.1% increase compared to total revenues in the previous year. Over the same period, rental revenues grew 24.1%, exceeding $1.0 billion for the first time, and completed the year with an average margin of 52.1%. Indicative of the durable industry fundamentals, rental rates in the fourth quarter improved 3.8% compared to the same quarter in 2022, and 0.8% on a sequential quarterly basis. For the full year, rental rates were 5.6% better than 2022. Our strategic accomplishments in 2023 included a record gross fleet investment totaling $737 million, exceeding our revised target range for the year. We completed the year with a fleet original equipment cost (OEC) of approximately $2.8 billion, or 18.3% greater than our fleet OEC at the conclusion of 2022. Our average fleet age of 39.7 months remained among the youngest in the industry."

Mr. Barber went on to state, “The pace of branch expansion remained impressive throughout 2023, further strengthening the Company’s competitive position. The success of our accelerated branch expansion program led to a record 14 branch additions in 2023, including three new locations in the fourth quarter. These branch additions established greater density in the Gulf Coast, Mid-Atlantic, Southeast and Midwest regions, providing the Company with increased exposure to new projects. Also, additional growth and improved positioning was accomplished through the acquisition of attractive and well-managed businesses with operations in core metropolitan statistical areas of the U.S. One transaction, which closed in the fourth quarter, added three locations in California, increasing the number of branch additions to 17 in 2023, or a 14% increase across our branch network when compared to the branch count at the conclusion of 2022."

Addressing 2024 strategic growth initiatives, Mr. Barber said, “We plan to slow our 2024 gross fleet expenditures to a range of $450 million to $500 million. We believe our record fleet expenditures in 2023 and young fleet age advantageously position the Company to address the ongoing growth in construction markets and these factors should support steady improvement in physical utilization. Regarding our branch network, new branch growth will remain a fundamental component of our strategic plans in 2024 with 12 to 15 new locations expected in our branch

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

expansion program. In addition, branch growth could be enhanced through attractive acquisition opportunities that offer access to vibrant construction markets in the U.S., as demonstrated by our latest acquisition which closed in early 2024, adding one location each in Phoenix and Denver.”

Mr. Barber noted the outlook for the equipment rental industry remains encouraging, supporting the point by saying, “Commentary from our customers regarding pending construction opportunities in 2024 remains optimistic and supports a business climate characterized by stable to modestly higher non-residential and industrial activity. Construction starts are projected to grow on a year-over-year basis with the growth reinforced by mega projects and increased spending on infrastructure programs. Also, we remain confident that expanding rental penetration will be a meaningful catalyst for increased industry growth.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2023

Revenue

Total revenues increased 9.3% to $385.8 million in the fourth quarter of 2023 from $353.1 million in the fourth quarter of 2022. Total equipment rental revenues increased 14.9% to $316.9 million compared to $275.7 million in the year-ago quarter. Rental revenues increased 14.5% to $280.6 million compared to $245.0 million in the same period of comparison. Sales of rental equipment increased 34.3% to $40.6 million compared to $30.2 million in the fourth quarter of 2022. Sales of new equipment decreased 54.5% to $9.8 million compared to $21.5 million in the same quarter of 2022. The decline was due primarily to the divestiture of the Komatsu earthmoving business.

Gross Profit

Gross profit increased 16.9% in the fourth quarter of 2023 to $186.3 million compared to $159.4 million in the fourth quarter of 2022. Gross margin of 48.3% for the fourth quarter of 2023 compared to 45.1% over the same period of comparison. On a segment basis, and relative to the fourth quarter of 2022, gross margin on total equipment rentals was 48.2% compared to 47.9%. Rental margins were 54.2% compared to 53.1%. On average, rental rates in the fourth quarter of 2023 were 3.8% better than rates in the fourth quarter of 2022. Time utilization (based on original equipment cost) was 68.4% in the fourth quarter of 2023 compared to 72.0% in the year-ago quarter. Gross margins on sales of rental equipment were 66.0%, up from 51.2%, while gross margins on sales of new equipment improved to 15.3% compared to 13.6%.

Rental Fleet

At the end of the fourth quarter of 2023, the original equipment cost of the Company’s rental fleet was approximately $2.8 billion, which represented an 18.3%, or $432.6 million increase from the end of the fourth quarter of 2022. Dollar utilization for the fourth quarter of 2023 was 40.3% compared to 41.9% in the fourth quarter of 2022.

Selling, General and Administrative ("SG&A") Expenses

SG&A expenses for the fourth quarter of 2023 were $106.6 million, an increase of $12.1 million, or 12.8%, compared to $94.5 million in the fourth quarter of 2022. The higher expenses were primarily due to an increase in employee salaries, wages, payroll taxes and related employee benefits, in addition to an increase in facilities, promotion and depreciation expenses. SG&A expenses in the fourth quarter of 2023 as a percentage of total revenues were 27.6% compared to 26.8% in the fourth quarter of 2022. Approximately $6.3 million of SG&A expenses in the fourth quarter were attributable to the Company's expansion activities since the fourth quarter of 2022.

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

Income from Operations

Income from operations for the fourth quarter of 2023 was $81.2 million, or 21.1% of revenues, compared to $78.8 million, or 22.3% of revenues in the same quarter of 2022. Results for the prior year quarter included a gain of $12.9 million resulting from the sale of the Komatsu earthmoving distribution business.

Interest Expense

Interest expense was $16.3 million for the fourth quarter of 2023 compared to $13.5 million in fourth quarter of 2022.

Net Income

Net income in the fourth quarter of 2023 was $53.5 million, or $1.47 per diluted share, compared to net income of $51.2 million, or $1.41 per diluted share, in the fourth quarter of 2022. Results for the prior year quarter included a gain of $15.4 million resulting from the sale of the Komatsu earthmoving distribution business. The effective income tax rate for the fourth quarter of 2023 was 19.4% compared to 26.1% in the same quarter of 2022.

Adjusted EBITDA

Adjusted EBITDA in the fourth quarter of 2023 increased 6.5% to $185.2 million compared to $173.9 million in the fourth quarter of 2022. Adjusted EBITDA margin in the fourth quarter of 2023 was 48.0% of revenues compared to 49.2% a year-ago quarter. Results for the fourth quarter of 2022 included a gain of $15.4 million from the sale of the Komatsu earthmoving distribution business.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2023

Revenue

Revenues totaled $1.5 billion, an increase of $224.7 million, or 18.1%, when compared to $1.2 billion in 2022. Total equipment rental revenues increased 24.1% to $1.2 billion compared to $956.0 million in the previous year. Rental revenues increased 24.1% to $1.1 billion compared to $847.6 million in 2022. Sales of rental equipment increased 81.6% to $165.1 million from $90.9 million in the previous year while sales of new equipment decreased 57.7% to $39.1 million compared to $92.5 million over the same period of comparison. The decline was due primarily to the divestiture of the Komatsu earthmoving business.

Gross Profit

Gross profit increased 23.3%, or $129.3 million, to $684.5 million in 2023 from $555.2 million in 2022. Gross margin improved to 46.6% in 2023 compared to 44.6% for 2022. On a segment basis and relative to the previous year, gross margin on total equipment rentals was 46.7% compared to 48.1% and rental margins were 52.1% compared to 53.2%. On average, 2023 rental rates increased 5.6% compared to 2022. In 2023, time utilization (based on original equipment cost) of 68.8% compared to the year-ago result of 72.3%. Gross margins on sales of rental equipment improved to 60.5% compared to 48.8% while gross margins on sales of new equipment were 14.1% compared to 14.2%.

Selling, General and Administrative Expenses

SG&A expenses for 2023 were $405.4 million compared to $343.8 million in 2022, an increase of $61.6 million, or 17.9%. The increase was primarily attributable to employee salaries, wages, payroll taxes, and related employee benefits, along with higher facilities and depreciation expenses, and an increase in professional fees. Approximately $31.0 million of the increased SG&A expenses in 2023 were related to the Company's expansion efforts, including an acquisition and 14 warm starts during the year. In 2023, SG&A expenses as a percentage of total revenues were 27.6%, unchanged from 2022.

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

Income from Operations

Income from operations in 2023 totaled $276.7 million, or 18.8% of revenues, compared to $228.2 million, or 18.3% of revenues in 2022. Results for the prior year included a gain of $12.9 million resulting from the sale of the Komatsu earthmoving distribution business.

Interest Expense

Interest expense in 2023 was $60.9 million compared to $54.0 million in the previous year.

Net Income

Net income in 2023 totaled $169.3 million, or $4.66 per diluted share, compared to net income in 2022 of $133.7 million, or $3.70 per diluted share. Results for the prior year included a gain of $15.4 million resulting from the sale of the Komatsu earthmoving distribution business. The effective income tax rate in 2023 was 24.2% compared to 26.0% in 2022.

Adjusted EBITDA

Adjusted EBITDA for 2023 improved 26.7% to $688.2 million compared to $543.0 million in 2022. Adjusted EBITDA margin in 2023 was 46.8% of revenues compared to 43.6% in 2022. Results for the prior year included a gain of $15.4 million resulting from the sale of the Komatsu earthmoving distribution business.

Non-GAAP Financial Measures

This press release contains certain non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below. EBITDA and Adjusted EBITDA are non-GAAP measures as defined under the rules of the Securities and Exchange Commission ("SEC"). We define Adjusted EBITDA for the periods presented as EBITDA adjusted for non-cash stock-based compensation expense and the impairment of goodwill.

We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our business, develop budgets and measure our performance against those budgets. We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance. However, EBITDA and Adjusted EBITDA have material limitations as analytical tools and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. We consider them useful tools to assist us in evaluating performance because it eliminates items related to components of our capital structure, taxes and non-cash charges. The items that we have eliminated in determining EBITDA for the periods presented are interest expense, income taxes, depreciation of fixed assets (which includes rental equipment and property and equipment) and amortization of intangible assets and, in the case of Adjusted EBITDA, any other non-recurring items described above applicable to the particular period. However, some of these eliminated items are significant to our business. For example, (i) interest expense is a necessary element of our costs and ability to generate revenue because we incur a significant amount of interest expense related to our outstanding indebtedness; (ii) payment of income taxes is a necessary element of our costs; and (iii) depreciation is a necessary element of our costs and ability to generate revenue because rental equipment is the single largest component of our total assets and we recognize a significant amount of depreciation expense over the estimated useful life of this equipment. Any measure that eliminates components of our capital structure and costs associated with carrying significant amounts of fixed assets on our consolidated balance sheet has material limitations as a performance measure. In light of the

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

foregoing limitations, we do not rely solely on EBITDA and Adjusted EBITDA as performance measures and also consider our GAAP results. EBITDA and Adjusted EBITDA are not measurements of our financial performance or liquidity under GAAP and, accordingly, should not be considered alternatives to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA and Adjusted EBITDA may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

We use Adjusted Income from Continuing Operations, Adjusted Net Income from Continuing Operations, Adjusted Net Income, Adjusted Net Income from Continuing Operations per Share, and Adjusted Net Income per Share ("Adjusted Income Measures") in our business operations to, among other things, analyze our financial performance on a comparative period basis without the effects of significant one-time, non-recurring items. We define the Adjusted Income Measures for the periods presented as Income from Operations, Net Income and Net Income per Share, respectively, adjusted for the impairment of goodwill. Additionally, we believe Adjusted Income Measures, in combination with financial results calculated in accordance with GAAP, provide investors with useful information and additional perspective concerning future profitability. However, Adjusted Income Measures are not measurements of our financial performance under GAAP and, accordingly, should not be considered in isolation or as alternatives to GAAP Income from Operations, Net Income and Net Income per Share. Because Adjusted Income Measures may not be calculated in the same manner by all companies, these measures may not be comparable to other similarly titled measures used by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the financial tables accompanying this earnings release.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter 2023 results today, February 22, 2024, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 844-887-9400 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on February 22, 2024, and will continue through February 29, 2024, by dialing 877-344-7529 and entering the confirmation code 2771115.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on February 22, 2024, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest, and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic and geopolitical conditions in North America and elsewhere throughout the globe and construction and industrial activity in the markets where we operate in North America; (2) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve (including as a result of current uncertainty due to inflation and increasing interest rates); (3) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (4) trends in oil and natural gas which could adversely affect the demand for our services and products; (5) our inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties, supplier relationships or other factors; (6) increased maintenance and repair costs as our fleet ages and decreases in our equipment’s residual value; (7) risks related to a global pandemic and similar health concerns, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our ability to consummate such acquisitions; (10) our ability to integrate any businesses or assets we acquire; (11) competitive pressures; (12) security breaches, cybersecurity attacks, increased adoption of artificial intelligence technologies, failure to protect personal information, compliance with data protection laws and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) risks related to climate change and climate change regulation; (15) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues:
Equipment rentals	$316,874	$275,676	$1,186,152	$956,042
Sales of rental equipment	40,598	30,226	165,074	90,885
Sales of new equipment	9,791	21,513	39,099	92,526
Parts, service and other	18,543	25,702	78,891	105,065
Total revenues	385,806	353,117	1,469,216	1,244,518
Cost of revenues:
Rental depreciation	$88,876	79,134	347,022	267,395
Rental expense	39,649	35,733	156,818	128,850
Rental other	35,492	28,779	128,873	99,554
	164,017	143,646	632,713	495,799
Sales of rental equipment	13,787	14,754	65,183	46,569
Sales of new equipment	8,291	18,581	33,569	79,430
Parts, service and other	13,372	16,770	53,290	67,557
Total cost of revenues	199,467	193,751	784,755	689,355
Gross profit	186,339	159,366	684,461	555,163
Selling, general and administrative expenses	106,620	94,485	405,432	343,845
Impairment of goodwill	—	—	5,714	—
Gain on sales of property and equipment, net	1,523	13,925	3,389	16,836
Income from operations	81,242	78,806	276,704	228,154
Other income (expense):
Interest expense	(16,349)	(13,538)	(60,891)	(54,033)
Other, net	1,533	3,953	7,384	6,609
Total other expense, net	(14,816)	(9,585)	(53,507)	(47,424)
Income from operations before provision for income taxes	66,426	69,221	223,197	180,730
Provision for income taxes	12,902	18,069	53,904	47,036
Net income from continuing operations	$53,524	$51,152	$169,293	$133,694

Discontinued Operations:
Loss from discontinued operations before benefit from income taxes	$—	$—	$—	$(2,049)
Benefit from income taxes	—	—	—	(525)
Net loss from discontinued operations	$—	$—	$—	$(1,524)

Net income	$53,524	$51,152	$169,293	$132,170

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income from continuing operations per common share:
Basic	$1.48	$1.42	$4.69	$3.72
Diluted	$1.47	$1.41	$4.66	$3.70
Net loss from discontinued operations per common share:
Basic	$—	$—	$—	$(0.04)
Diluted	$—	$—	$—	$(0.04)
Net income per common share:
Basic	$1.48	$1.42	$4.69	$3.68
Diluted	$1.47	$1.41	$4.66	$3.66
Weighted average common shares outstanding:
Basic	36,167	35,997	36,100	35,943
Diluted	36,340	36,153	36,329	36,089

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	December 31, 2023	December 31, 2022
Cash and cash equivalents	$8,500	$81,330
Rental equipment, net	1,756,578	1,418,951
Total assets	2,639,886	2,291,699
Total debt (1)	1,434,661	1,251,594
Total liabilities	2,105,597	1,890,657
Stockholders' equity	534,289	401,042
Total liabilities and stockholders' equity	$2,639,886	$2,291,699

(1)
Total debt consists of the aggregate amounts on the senior unsecured notes, senior secured credit facility, and finance lease obligations.

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2023		2023
	As Reported	Adjustment	As Adjusted
Gross profit	$684,461	$—	$684,461
Selling, general and administrative expenses	405,432	—	405,432
Impairment of goodwill	5,714	(5,714)	—
Gain on sale of property and equipment, net	3,389	—	3,389
Income from continuing operations	276,704	5,714	282,418
Interest expense	(60,891)	—	(60,891)
Other income, net	7,384	—	7,384
Income from continuing operations before provision for income taxes	223,197	5,714	228,911
Provision for income taxes	53,904	1,307	55,211
Net income from continuing operations	$169,293	$4,407	$173,700

Income from discontinued operations before provision for income taxes	—	—	—
Provision for income taxes	—	—	—
Net income from discontinued operations	$—	$—	$—

Net income	$169,293	$4,407	$173,700

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2023		2023
	As Reported	Adjustment	As Adjusted
NET INCOME PER SHARE (1)
Basic - Net income from continuing operations per common share:	$4.69	$0.12	$4.81
Basic - Net income from discontinued operations per common share:	$—	$—	$—
Basic - Net income per common share:	$4.69	$0.12	$4.81
Basic - Weighted average common shares outstanding:	36,100	36,100	36,100

Diluted - Net income from continuing operations per common share:	$4.66	$0.12	$4.78
Diluted - Net income from discontinued operations per common share:	$—	$—	$—
Diluted - Net income per common share	$4.66	$0.12	$4.78
Diluted - Weighted average common shares outstanding:	36,329	36,329	36,329

(1)
Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Net Income	$53,524	$51,152	$169,293	$132,170
Net Loss from discontinued operations	—	—	—	(1,524)
Net Income from continuing operations	53,524	51,152	169,293	133,694
Interest Expense	16,349	13,538	60,891	54,033
Provision for income taxes	12,902	18,069	53,904	47,036
Depreciation	98,330	87,096	381,959	296,310
Amortization of intangibles	1,407	1,682	6,455	4,660

EBITDA from continuing operations	$182,512	$171,537	$672,502	$535,733

Impairment of goodwill	—	—	5,714	—
Non-cash stock-based compensation expense	2,722	2,348	10,026	7,263

Adjusted EBITDA from continuing operations	$185,234	$173,885	$688,242	$542,996

Net Loss from discontinued operations	$—	$—	$—	$(1,524)
Benefit for income taxes	—	—	—	(525)

EBITDA from discontinued operations	$—	$—	$—	$(2,049)
Loss on sale of discontinued operations	—	—	—	1,917
Adjusted EBITDA from discontinued operations	$—	$—	$—	$(132)

Adjusted EBITDA	$185,234	$173,885	$688,242	$542,864

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H&E Equipment Services Reports Fourth Quarter 2023 Results

February 22, 2024

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
RENTAL
Equipment rentals (1)	$280,576	$245,004	$1,051,632	$847,555
Rental other	36,298	30,672	134,520	108,487
Total equipment rentals	316,874	275,676	1,186,152	956,042

RENTAL COST OF SALES
Rental depreciation	88,876	79,134	347,022	267,395
Rental expense	39,649	35,733	156,818	128,850
Rental other	35,492	28,779	128,873	99,554
Total rental cost of sales	164,017	143,646	632,713	495,799

RENTAL REVENUES GROSS PROFIT
Equipment rentals	152,051	130,137	547,792	451,310
Rentals other	806	1,893	5,647	8,933
Total rental revenues gross profit	$152,857	$132,030	$553,439	$460,243

RENTAL REVENUES GROSS MARGIN
Equipment rentals	54.2%	53.1%	52.1%	53.2%
Rentals other	2.2%	6.2%	4.2%	8.2%
Total rental revenues gross margin	48.2%	47.9%	46.7%	48.1%

(1)
Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals.” The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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